Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 220592

GALENA BIOPHARMA, INC.

2000 CROW CANYON PLACE, SUITE 380

SAN RAMON, CA 94583

(855) 855-4253

November 29, 2017

To the Stockholders of Galena Biopharma, Inc.:

We are enclosing a supplement to the proxy statement/prospectus/consent solicitation statement dated November 6, 2017 that was first mailed to the stockholders of Galena Biopharma, Inc., or Galena, on or about November 8, 2017, which is referred to as the Proxy Statement/Prospectus/Consent Solicitation Statement. The Proxy Statement/Prospectus/Consent Solicitation Statement relates to the special meeting of stockholders of Galena to be held on December 15, 2017, or the Galena Special Meeting, at which stockholders will be asked to approve, among other things, a business combination transaction in which the businesses of Galena and SELLAS Life Sciences Group Ltd, or SELLAS, will be combined, which is referred to herein as the Merger.

The accompanying supplement contains certain clarifications and additions to the disclosures in the sections of the Proxy Statement/Prospectus/Consent Solicitation Statement entitled, “Questions and Answers About the Merger and the Galena Special Meeting,” “The Special Meeting of Galena Stockholders—Effect of Abstentions and Broker Non-Votes,” “The Merger—Interests of Galena Directors and Executive Officers in the Merger” and “The Merger—Opinion of Galena Financial Advisor” (the “Revised Disclosure”). The Revised Disclosure does not modify the terms of the Merger or the proposals to be voted on at the Galena Special Meeting, and Galena’s board of directors continues to recommend that stockholders vote “FOR” each of the proposals contained in the Proxy Statement/Prospectus/Consent Solicitation Statement.

We urge you to carefully read the accompanying supplement together with the Proxy Statement/Prospectus/Consent Solicitation Statement, including the section entitled “Risk Factors” beginning on page 12 of the Proxy Statement/Prospectus/Consent Solicitation Statement. If you would like additional copies, without charge, of the accompanying supplement or the Proxy Statement/Prospectus/Consent Solicitation Statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact Galena’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

You do not have to take any action if you have previously voted your shares on the Special Meeting proposals and do not wish to change your vote. If you have already voted or given your proxy and wish to change your vote, you should follow the procedures described under the heading “Update to Questions and Answers About the Merger and the Galena Special Meeting” in the accompanying supplement. If you have not already voted, we urge you to vote, even if you plan to attend the Special Meeting.

Sincerely,

Stephen F. Ghiglieri

Interim Chief Executive Officer & Chief Financial Officer

Neither the SEC nor any state securities commission has passed upon the adequacy or accuracy of the accompanying supplement or the adequacy or accuracy of the Proxy Statement/Prospectus/Consent Solicitation Statement. Any representation to the contrary is a criminal offense.

GALENA BIOPHARMA, INC.

2000 CROW CANYON PLACE, SUITE 380

SAN RAMON, CA 94583

(855) 855-4253

SUPPLEMENT DATED NOVEMBER 29, 2017 TO

PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT

DATED NOVEMBER 6, 2017

This supplement is being mailed to our stockholders who are eligible to vote at the special meeting of stockholders of Galena Biopharma, Inc., or Galena, to be held on December 15, 2017, which is referred to as the Galena Special Meeting, and supplements the information contained in the proxy statement/prospectus/consent solicitation statement dated November 6, 2017, which is referred to as the Proxy Statement/Prospectus/Consent Solicitation Statement. At the Galena Special Meeting, stockholders will be asked to approve, among other things, a business combination transaction in which the businesses of Galena and SELLAS Life Sciences Group Ltd, or SELLAS, will be combined, which is referred to herein as the Merger.

This supplement contains certain clarifications and additions to the disclosures in the sections of the Proxy Statement/Prospectus/Consent Solicitation Statement entitled, “Questions and Answers About the Merger and the Galena Special Meeting,” “The Special Meeting of Galena Stockholders—Effect of Abstentions and Broker Non-Votes,” “The Merger—Interests of Galena Directors and Executive Officers in the Merger” and “The Merger—Opinion of Galena Financial Advisor” (the “Revised Disclosure”). The Revised Disclosure does not modify the terms of the Merger or the proposals to be voted on at the Galena Special Meeting, and Galena’s board of directors continues to recommend that stockholders vote “FOR” each of the proposals contained in the Proxy Statement/Prospectus/Consent Solicitation Statement.

We urge stockholders to read this supplement carefully together with the Proxy Statement/Prospectus/Consent Solicitation Statement.

This supplement, which forms part of a registration statement on Form S-4 filed by Galena with the SEC, constitutes a supplement to the prospectus of Galena for purposes of the Securities Act of 1933, as amended, with respect to the Galena Common Stock to be issued in connection with the Merger. This supplement also constitutes a supplement to the proxy statement of Galena for purposes of the Securities Exchange Act of 1934, as amended. You should not assume that the information contained in this document is accurate as of any date other than November 29, 2017, the date of this supplement. The issuance by Galena Common Stock in connection with the Merger will not create any implication to the contrary.

To the extent the information in this supplement differs from or updates the information contained in the Proxy Statement/Prospectus/Consent Solicitation Statement, the information in this supplement governs. Unless otherwise indicated or the context requires otherwise, all defined terms used herein but not defined herein shall have the meanings given to such terms in the Proxy Statement/Prospectus/Consent Solicitation Statement.

REVISED DISCLOSURE

Revisions to section titled “Questions and Answers About the Merger and the Galena Special Meeting”

Galena is amending the last bullet point on page vi of the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Questions and Answers About the Merger and the Galena Special Meeting—Q: What effect will abstentions and “broker non-votes” have on the outcome of the votes with respect to each of the Galena Proposals?” as follows (revised or added text underlined):

•	with respect to abstentions, the same effect as a vote “AGAINST”, and, with respect to broker non-votes, no effect on outcome of the vote on, Proposal 10 (the Adjournment Proposal).

Revisions to the section titled, “Special Meeting of Galena Stockholders”

Galena is amending the last bullet point on page 83 of the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “The Special Meeting of Galena Stockholders—Effect of Abstentions and Broker Non-Votes” as follows (revised or added text underlined):

•	with respect to abstentions, the same effect as a vote “AGAINST”, and, with respect to broker non-votes, no effect on outcome of the vote on, Proposal 10 (the Adjournment Proposal).

Revisions to section titled, “The Merger—Opinion of Galena Financial Advisor

Galena is amending the fifth full paragraph on page 107 of the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “The Merger—Opinion of Galena Financial Advisor” as follows (deleted text struck through; added text underlined):

When selecting the companies used in these analyses, ~~the criteria utilized by~~ Canaccord Genuity considered a number of potential companies to be included in its selected peer group, selected precedent initial public offering and selected precedent transaction analyses. While none of these companies was directly comparable to SELLAS due to, among other reasons, their exact product focus and stage of development, number of products under development and other financial, business and/or operating characteristics, the criteria utilized by Canaccord Genuity were the therapeutic indication of the selected company’s lead program and the development phase of that lead program when compared to that of SELLAS, as noted in the tables below. These criteria are inherently subjective, so Canaccord Genuity was required to exercise its professional judgment in selecting companies based upon these criteria. While Canaccord Genuity believes the companies selected are adequate and representative of companies with similar business characteristics to SELLAS, there may be other companies that meet the criteria that Canaccord Genuity did not select based on its professional judgment.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND

THE GALENA SPECIAL MEETING

The following provides brief answers to some of the more likely questions Galena stockholders may have in connection with this supplement. This supplement may not contain all of the information that is important to you. We urge you to read both this supplement and the Proxy Statement/Prospectus/Consent Solicitation Statement carefully.

Q:	How can I vote my Galena shares without attending the Special Meeting?

A:	If you have not previously voted, and you are a Galena stockholder, whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and the instructions included on your proxy card or, for shares held in street name, the voting instruction card provided by your broker or other nominee.

•	By Internet: If you have Internet access, you may submit your proxy by following the Internet voting instructions on the proxy card or voting instruction card sent to you.

•	By Telephone: You may submit your proxy by following the telephone voting instructions on the proxy card or voting instruction card sent to you.

•	By Mail: You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided to you by your broker or other nominee, and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States.

Q:	Can I change my vote or revoke my proxy?

A:	If you are a Galena stockholder, you may change your proxy instructions at any time prior to the vote at the Special Meeting. If you are a stockholder of record of Galena and you have not executed a support agreement, you may change your vote at any time before your proxy is voted at the Special Meeting in any one of the following ways:

•	you can send a written notice to the Secretary of Galena before the Special Meeting stating that you would like to revoke your proxy;

•	if you have signed and returned a paper proxy card, you may sign a new proxy card bearing a later date and submit it as instructed above;

•	if you have voted by telephone or Internet, you may cast a new vote by telephone or over the Internet as instructed above; or

•	you can attend the Special Meeting and vote in person, but attendance alone will not revoke a proxy. You must specifically request at the meeting that it be revoked.

Subject to the terms and conditions set forth in this supplement and the Proxy Statement/Prospectus/Consent Solicitation Statement, all proxies received by Galena will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the Special Meeting, Galena receives a written notice of revocation signed by the person who, as of the Record Date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s). All written notices should be addressed as follows: Galena Biopharma, Inc., 2000 Crow Canyon Place, Suite 380, San Ramon, California 94583, Attention: Corporate Secretary.

To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you change your proxy instructions as described above.

For shares held beneficially by you in “street name,” you may change your vote by submitting new voting instructions to your broker or other nominee in accordance with the procedures established by it. Please contact your broker or other nominee and follow its directions to change your vote.

UPDATE TO INTERESTS OF GALENA DIRECTORS AND EXECUTIVE OFFICERS

IN THE MERGER

Negotiations Regarding Potential Employment of Certain Galena Executive Officers with the Continuing Company

Certain employees of Galena, including, Thomas J. Knapp, Galena’s Interim General Counsel and Corporate Secretary, and John T. Burns, Galena’s Vice President Finance and Corporate Controller, have had discussions with management of SELLAS regarding their future employment with the continuing company after the Merger. As of the date of this supplement, no agreements have been reached regarding the terms of any such continued employment. However, it is possible that certain of Galena’s executive officers will be employed by the continuing company after the Merger.

UPDATE TO CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This supplement and the Proxy Statement/Prospectus/Consent Solicitation Statement contain forward-looking statements relating to Galena, SELLAS and the Merger. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as SELLAS and Galena cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements regarding the strategies, prospects, plans, expectations or objectives of management of Galena or SELLAS for future operations of the continuing company, the future employment of Galena’s current executive officers with the continuing company and the terms thereof, the progress, scope or duration of the development of product candidates or programs, the benefits that may be derived from product candidates or the commercial or market opportunity in any target indication, the ability of Galena or SELLAS to protect their intellectual property rights, the anticipated operations, financial position, revenues, costs or expenses of Galena, SELLAS or the continuing company, statements regarding future economic conditions or performance, statements of belief and any statement of assumptions underlying any of the foregoing. Forward looking statements may also include any statements regarding the approval and closing of the Merger, including the timing of the Merger, Galena’s ability to solicit a sufficient number of proxies to approve the Merger, other conditions to the completion of the Merger and the Exchange Ratio as of the closing of the Merger, the expected benefits of the Merger, the ability of SELLAS and Galena to complete the Merger and any statement of assumptions underlying any of the foregoing.

For a discussion of the factors that may cause Galena, SELLAS or the continuing company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risks associated with the ability of Galena and SELLAS to complete the Merger and the effect of the Merger on the business of Galena, SELLAS and the continuing company, see “Risk Factors” beginning on page 12 of the Proxy Statement/Prospectus/Consent Solicitation Statement. There can be no assurance that the Merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the Merger will be realized.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Galena, SELLAS or the continuing company could differ materially from the forward-looking statements. All forward-looking statements in this supplement are current only as of the date on which the statements were made. Except as required by law, Galena and SELLAS do not undertake any obligation (and expressly disclaim any such obligation to) to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.